EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and JAMES ZAMBERLAN (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Employee has been employed by the Company as Executive Vice President, Stores under an Employment Agreement which provides for a Termination Payment upon termination of employment (“Prior Employment Agreement”); and
     WHEREAS, the Company desires to provide Employee with an incentive to remain in its employ; and
     WHEREAS, the Employee wishes to continue his employment with the Company;
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
     1. Position and Responsibilities.
          (a) The Company hereby employs Employee and Employee hereby accepts employment as Executive Vice President, Bon-Ton and Elder-Beerman Stores. Employee shall have responsibilities for the Company’s Bon-Ton and Elder-Beerman Stores and Visual matters and/or such other responsibilities commensurate with those of the Company’s Executive Vice President, Stores and shall report to the Chief Executive Officer of the Company or such other senior officers whom the Chief Executive Officer may designate.
          (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other company while employed by the Company, without the approval of the Board of Directors. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of any class or series of the equity securities of any entity provided such equity securities are traded on a national securities exchange or quoted in an automated inter-dealer quotation system, nor shall this clause be construed as preventing Employee from investing his assets in such other form or manner as will not require any services on the part of the Employee in, and will not permit the control by the Employee of any aspect of, the operation or the affairs of entities (or affiliates of such entities) in which such investments are made. Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer; however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Employee’s duties under this Agreement.
          (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his immediate family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any entity whose equity securities are traded on a national securities exchange or quoted in an automated inter-dealer quotation system provided that neither Employee nor any member of his immediate family owns one percent or more of any class or series of the outstanding capital stock or other securities of such entity.

     2. Term of Agreement. This Agreement, and Employee’s employment hereunder, shall commence immediately upon execution by both the Company and Employee (the “Effective Date”), and shall continue through and terminate on February 28, 2008 (“the Term”), unless sooner terminated in accordance with Paragraph 11 below. It is understood that the Company’s execution of this Agreement is conditioned upon the approval of its terms by the Human Resources and Compensation Committee (“HRCC”) of the Company’s Board of Directors and that the Agreement shall not be executed by the Company until such approval has been obtained.
     3. Place of Performance. Employee shall be based at the regular executive offices of the Company (currently in York, Pennsylvania) except for travel required for Company business. Employee has already received compensation in lieu of a relocation allowance and will not be eligible for any expenses of relocating to York, should he elect to do so. Employee shall continue to receive reimbursement for business travel from his permanent residence in Ohio or his temporary residence in York in accordance with the Company’s business expense policy.
     4. Compensation.
          (a) Salary. Effective April 30, 2006, Employee shall receive a Base Salary (“Base Salary”) at the annual rate of $425,000. This Base Salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company’s regular executive payroll practices in effect from time to time. The Base Salary and Employee’s performance may be reviewed from time to time during the term of this Agreement by the Company to ascertain whether, in the Company’s sole discretion, such Base Salary should be increased, and once increased, such Base Salary shall not be decreased. The first such salary and performance review shall occur in 2007.

          (b) Annual Bonus. Employee will participate in The Bon-Ton Stores, Inc. Cash Bonus Plan (“Cash Bonus Plan”) in accordance with its terms and conditions as it may be amended in accordance with its provisions or such other annual bonus plan as may be established by the Company. For each of the fiscal years of the Company during the Term, Employee shall be eligible to earn a bonus, with the following parameters: a threshold bonus of 33.75% of Employee’s Base Salary; a target bonus of 45% of Employee’s Base Salary; and a maximum bonus of 67.5% of Employee’s Base Salary. If earned, one bonus will be paid depending on the level of achievement with respect to performance measures determined for each of the Company’s fiscal years by the HRCC. The HRCC shall retain discretion with respect to this bonus as is provided under the terms of the Cash Bonus Plan. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company’s fiscal year and paid within 30 days of its computation. Employee must be employed on the last day of the Company’s fiscal year to receive a bonus.
     5. Signing Bonus. On the Effective Date, Employee shall receive a signing bonus of $55,000.
     6. Payment of Termination Pay From Prior Employment Agreement. Employee shall receive payment of the Termination Pay From Prior Employment Agreement (“Termination Pay From Prior Employment Agreement”) as follows:
     (a) a payment of $400,000 on January 2, 2007; and
     (b) a payment of $639,367 on March 1, 2008.
In the event that Employee resigns his employment (with or without Good Reason) or that Employee’s employment is terminated by the Company during the Term, any scheduled payment of Termination Pay From Prior Employment which has not been received or which is not due to be received within six months of his termination date will be paid on the date which is six months from the termination date.
     7. Allowance. The Company will continue payment of Employee’s monthly automobile lease and automobile expenses on the same basis as it did so under the terms of his Prior Employment Agreement. The Company shall reimburse Employee on a one-time basis for up to $7,500 in attorneys fees incurred for review and negotiation of this Agreement.
     8. Medical Insurance. Employee and his eligible dependents shall be eligible to participate in the Company’s group medical, dental and vision plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the applicable insurance or agreements. The Company shall pay Employee up to $2,300 per year for medical expenses that are not covered by the Company’s medical plan.
     9. Other Benefits. Employee shall be eligible to participate in the The Bon-Ton Retirement Contribution Plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit plans generally made available to other employees of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that severance payments and other benefits under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. Nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable generally to the Company’s executives participating in such insurance, benefit, program or plan. Moreover, the Company’s obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee’s participation in the Company’s vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year.
     10. Business Expenses. The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
     11. Termination of Employment.
          (a) Termination by the Company. Notwithstanding any other provision of this Agreement, the Company may terminate Employee’s employment and all of the Company’s obligations or liabilities under this Agreement immediately, excluding any obligations the Company may have under Paragraph 12, below in any of the following circumstances:
               (i) Disability or Incapacity. In the event of Employee’s physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.
               (ii) Death of Employee. In the event of Employee’s death.
               (iii) Discharge for Cause. Company may discharge Employee at any time for “Cause,” which shall be limited to: Employee’s material and serious breach or neglect of Employee’s responsibilities; willful violation or disregard of standards of conduct established by law; willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Employee; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made by Employee in this Agreement; or any material breach by Employee of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company).
               (iv) Discharge without Cause. Notwithstanding any other provision of this Agreement, Employee’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under Paragraph 12 below) may be terminated by the Company at any time without Cause.
          (b) Resignation.
               (i) Resignation for Good Reason. Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in Paragraph 11(c) below. The Company may waive Employee’s obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary that otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: causing Employee, without Employee’s consent to cease to have duties and responsibilities commensurate with those of Executive Vice President, Bon-Ton and Elder-Beerman Stores; any reduction in the Employee’s Base Salary; any reduction in the Employee’s potential bonus eligibility amount; any required relocation of his principal office from the York, Pennsylvania area; and any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless the Employee provides the Company with written notice detailing the matters he asserts to be “Good Reason” that the Company does not cure within thirty (30) days of receiving the written notice.
               (ii) Resignation Without Good Reason. Notwithstanding any other provision of this Agreement, Employee’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under Paragraph 12 below) may be terminated by Employee without Good Reason.
          (c) Change of Control. In the event of a Change of Control of the Company, the Employee shall be prohibited from resigning for Good Reason for a period of six months following the Change of Control (unless Employee is required during this six (6) month period to relocate from his principal office from York, Pennsylvania area). For purposes of this Agreement, a Change of Control shall be deemed to occur if:
               (i) any “person,” as such term is defined under Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is not an affiliate of Company on the date hereof, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the outstanding voting power of the Company’s capital stock;
               (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
               (iii) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction hold, directly or indirectly immediately after such transaction, a majority of the voting power of the resulting entity in substantially the same relative percentages as prior to such transaction.
          (d) Group Medical Insurance Following Employee’s Termination of Employment. Following Employee’s termination of employment for reasons other than Discharge for Cause, Employee may elect to participate, at his sole expense, in one of the following plans:
Option 1: the Company’s group medical plan for which he had been eligible at the time of his termination of employment, in accordance with the provisions of COBRA; or
Option 2: the Company’s retiree medical plan, subject to its generally applicable eligibility requirements, terms, conditions and restrictions as then in effect or as may be modified thereafter.
               This election of programs will not be applicable until Employee ceases to participate in the Company’s group medical plan in accordance with Paragraph 12(a)(ii) below, in the event that Employee is discharged without Cause or resigns for Good Reason and continues to participate in the group medical plan in accordance with that paragraph. If Employee should elect to participate in the Company’s group medical plan in accordance with COBRA (Option 1 above), Employee shall be ineligible thereafter to participate in the Company’s retiree medical plan (Option 2 above).
     12. Payments and Benefits Upon Termination.
          (a) Discharge Without Cause, or Resignation for Good Reason. If Employee is Discharged Without Cause or Resigns for Good Reason:

(i)	Employee shall receive severance pay at his then current rate of Base Salary at the time of termination, less taxes and normal deductions, for a period of fifty-two (52) weeks (payable in equal installments in accordance with the Company’s regular payroll practices);

(ii)	the Company shall provide for Employee’s continued participation in the Company’s group medical insurance plan for employees (in accordance with the plan’s provisions, subject to its generally applicable eligibility requirements, terms, conditions and restrictions as then in effect or as it may be modified thereafter) for a one year (1) year period following Employee’s discharge without Cause or resignation for Good Reason on the same basis as though Employee had continued to be employed by the Company during that one (1) year period (so that Employee shall be obligated to contribute for such coverage no more than the amount that Employee would have contributed as an active employee participating in the plan);

(iii)	Employee shall be entitled to vest in a pro rata percentage of the 4,000 shares of restricted stock granted on November 28, 2005, based on a fraction, the numerator of which shall be the number of calendar days between November 28, 2005 and the date of his discharge without Cause or resignation for Good Reason, and the denominator of which shall be 730; and

(iv)	Employee shall receive payment of any Termination Pay From Prior Employment Agreement due him pursuant to Paragraph 6 above;
provided (for receipt of the severance pay set forth in Paragraph 12(a)(i) above and/or the Company’s undertakings set forth in Paragraphs 12(a)(ii) and/or 12(a)(iii) above) that Employee signs and does not timely revoke a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents in a form acceptable to the Company (“General Release”). These payments shall be in lieu of any bonus or other Company paid benefits to which Employee is or may be entitled after Employee’s termination of employment with the Company for any reason whatsoever, whether by Employee or the Company, including any severance payments to which Employee is or may be entitled by reason of any severance plan sponsored by the Company, or any other agreement, policy or practice. The Company’s obligations under this Paragraph 12(a) shall, as applicable:
(i)	cease in the event that Employee breaches any of Employee’s obligations under this Agreement; and/or

(ii)	be offset by any disability insurance benefits and/or workers compensation benefits received by Employee during the period covered by the severance payments.
          (b) Death or Disability/Incapacity.
               (i) On death, Employee’s estate’s sole entitlement will be to:
                    (A) his then current rate of Base Salary for any days worked prior to his death;

                    (B) amounts payable on account of Employee’s death under any insurance or benefit plans or policies maintained by the Company;
                    (C) any vested benefits to which Employee is entitled under the Company’s employee benefit or other plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans;
                    (D) payment of any Termination Pay From Prior Employment Agreement due him pursuant to Paragraph 6 above.
               (ii) On termination for disability or incapacity, Employee’s sole entitlement will be to:
                    (A) his then current rate of Base Salary for any days worked prior to the date of termination;
                    (B) amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained by the Company;
                    (C) any vested benefits to which Employee is entitled under the Company’s employee benefit or other plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans; and
                    (D) payment of any Termination Pay From Prior Employment Agreement due him pursuant to Paragraph 6 above.
          (c) Discharge for Cause or Resignation without Good Reason. If Employee is discharged for Cause or resigns without Good Reason, Employee’s sole entitlement will be to:
               (i) the then current rate of Base Salary for any days worked through the date of termination;

               (ii) any vested benefits to which Employee is entitled under the Company’s employee benefit or other plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans; and
               (iii) payment of any Termination Pay From Prior Employment Agreement due him pursuant to Paragraph 6 above.
          (d) Change of Control. Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be at least three times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum amount that may be paid as a Change of Control Payment under this Paragraph 12(d) such that the aggregate present value of such “parachute payments” to the Employee is less than three times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and reasonably acceptable to the Employee.
     13. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Employee’s employment with the Company, are and shall remain the sole and confidential property of the Company.
     14. Non-Competition and Confidentiality. To the maximum extent permissible by law:
          (a) During his employment with the Company and for a period of one year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration or termination of this Agreement, Employee shall not, directly or indirectly:
               (i) Induce or intentionally influence any customer, employee, consultant, independent contractor or supplier of the Company to change its business relationship with or terminate employment with the Company.
               (ii) Engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business of any Competitor of the Company. For purposes of this Agreement, a Competitor means each of Federated Department Stores, Dillard’s Inc., Kohl’s Corporation, Belk, Inc., Limited Brands, Inc., Target Corporation, Boscov’s, Inc., Sears Holdings Corporation, J. C. Penney Company, Inc. or the affiliates and successors of each of them.
          (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any Confidential Information (defined below)

of the Company that Employee acquires in the course of his employment, unless such Confidential Information is lawfully known by and readily available to the general public, was received from a third party who was not under any restriction to disclose such information, or is independently developed without the use of the Company’s Confidential Information. This Confidential Information includes, but is not limited to: any material referred to in Paragraph 13 and any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers (“Confidential Information”). Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to Company all correspondence, documents, books, records, lists, computer programs and other writings relating to Company’s business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.
          (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligations under this subparagraph (c).

          (d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Employee’s employment for any reason, as well as the expiration or termination of this Agreement at the end of its term or at any time prior thereto.
          (e) Employee acknowledges that the restrictions contained in this Paragraph 14, in view of the nature of the business in which the Company is engaged and the Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
          (f) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by

Employee to the satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).
          (g) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living by working for a non-competitor of the Company for the restrictive period set forth in subparagraph (a) above.
          (h) For purposes of Paragraphs 13 and 14 of this Agreement, the term “Company” shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates.
     15. Taxes. Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.
     16. Prior Agreements.
          (a) Employee represents that there are no restrictions, agreements or understandings whatsoever to which Employee is a party that could impact upon his employment under the Agreement or would prevent or make unlawful his execution of this Agreement or his employment hereunder.
          (b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

     17. Indemnification. Employee shall be entitled to indemnification against claims by third parties arising out of his acts and omissions within the scope of his employment pursuant to the terms of the Company’s by-laws.
     18. Entire Understanding. This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary employment and severance agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
     19. Modifications. This Agreement may not be modified orally but only by written agreement signed by Employee and the Company’s Chief Executive Officer or such other person as the Company’s Board of Directors may designate specifically for this purpose.
     20. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     21. Compliance With Code Section 409A.
          (a) Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Code shall be paid to Employee at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time).
          (b) The intent of this provision is to ensure that no additional tax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409A, and may require, for example, a delay in commencement of payments until six months after Employee’s termination of employment with the Company. In the event any payment is delayed by reason of this Paragraph 21, such payment shall, when made, be increased by an amount representing “interest” from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company’s cost of borrowing as the interest rate, as determined by the Company at its discretion.
     22. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or a substantial portion of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “Company” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.
     23. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

          (a) If to the Company:
The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
Attention: Chief Executive Officer

with a copy to:

Henry F. Miller, Esquire
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street
22nd Floor
Philadelphia, PA 19103-2097
          (b) If to Employee:
James M. Zamberlan
5746 Chestnut Ridge Drive
Cincinnati, OH 45401
     In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
     24. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     25. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

     26. Assignment by Employer. Employee consents to the assignment of this Agreement to any purchaser of the Company or a substantial portion of its assets.
     27. No Assignment by Employee. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.
     28. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     29. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     30. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

     31. Chief Employee Officer. In the absence of the Chief Executive Officer, the decisions of Chief Executive Officer hereunder may be made by such other person as designated by the Company’s Board of Directors.
     32. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By: /s/ Byron Bergren Byron Bergren	Date: September 13, 2006
Chief Executive Officer

EMPLOYEE

/s/ James M. Zamberlan_ James M. Zamberlan	Date: September 12, 2006